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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

  Needleman                         Philip
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   (Last)                           (First)             (Middle)

  800 North Lindbergh Blvd.
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                                    (Street)

  St. Louis                         Missouri              63167
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

  Pharmacia Corporation
  PHA
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

 March 2001

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

  Senior Executive Vice President
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                          3/28/01        M               70,000      A      $11.32
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Common Stock                          3/28/01        F(1)            16,087      D      $49.25
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Common Stock                          3/28/01        F(2)            19,112      D      $49.25
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Common Stock                          3/28/01        M               70,000      A      $13.40
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Common Stock                          3/28/01        F(1)            19,043      D      $49.25
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Common Stock                          3/28/01        F(2)            18,064      D      $49.25   273,416        D
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                                                                                                 3,681          I         401(k)Plan
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====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Option              (3)(4)                                                     Common
(right to buy)      $11.32   3/28/01   M              70,000 (5)      4/30/01  Stock     70,000  $11.32   0         D
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Option              (3)(4)                                                     Common
(right to buy)      $13.40   3/28/01   M              70,000 (5)      9/02/01  Stock     70,000  $13.40   0         D
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Option              (3)(4)                                                     Common
(right to buy)      $9.32                                    (5)      2/25/03  Stock     70,0000          70,000    D
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Option              (3)(4)                                                     Common
(right to buy)      $14.16                                   (5)      2/24/04  Stock     140,000          210,000   D
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Option              (3)(4)                                                     Common
(right to buy)      $27.64                                   (5)      4/25/06  Stock     250,000          460,000   D
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Option              (3)(4)                                                     Common
(right to buy)      $33.65                                   (5)      2/26/07  Stock     193,588          653,588   D
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Option                                                                         Common
(right to buy)      $50.22                                   (5)      2/25/08  Stock     76,904           730,492   D
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Option                                                                         Common
(right to buy)      $75.00                                   (5)      4/23/09  Stock     75,418           805,910   D
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Option                                                                         Common
(right to buy)      $51.00                                   (5)      6/30/09  Stock     20,587           826,497   D
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Option                                                                         Common
(right to buy)      $51.59                                   (6)      5/31/10  Stock     125,000          951,497   D
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====================================================================================================================================
Explanation of Responses:
(1) Shares withheld to pay for exercise.  Cash payments of $34.81 and $37.03 were remitted to cover fractional cost.
(2) Shares withheld pursuant to exercise of tax withholding rights.
(3) Pursuant to the anti-dilution provisioins of Monsanto Company's Employee Stock Option Plan, the option exercise price has been adjusted to reflect the 9/1/97 spin-off of Solutia Inc.
(4) Pursuant to the anti-dilution provisions of Monsanto Company's Employee Stock Option Plan, the option exercise and the number of shares subject to the option have been adjusted to reflect a five-for-one stock split in 1996.
(5) Options become exercisable for one-third of the shares on the first, second and third anniversary of the grant date.
(6) Currently exercisable.

    /s/ Don Schmitz                                             4/9/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

*  Don Schmitz, attorney-in-fact for Philip Needleman
*      Executed pursuant to a Power of Attorney
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.